NEWS RELEASE

FOR RELEASE: IMMEDIATELY

WAYNE SAVINGS BANCSHARES, INC. ANNOUNCES EARNINGS FOR THE QUARTER ENDED JUNE 30, 2009

Wooster, Ohio (July 22, 2009) – Wayne Savings Bancshares, Inc. (NASDAQ:WAYN), the stock holding company parent of Wayne Savings Community Bank, reported net income of $532,000 or $0.18 per diluted share for the first fiscal quarter ended June 30, 2009, compared to $531,000 or $0.18 per diluted share for the first fiscal quarter ended June 30, 2008.  While net income was essentially unchanged, there were significant changes in the composition of net income between the current quarter and the year ago period, reflecting a much lower interest rate environment and a more difficult economic environment.

Net interest income increased $403,000 for the quarter ended June 30, 2009 compared to the quarter ended June 30, 2008.  Interest income decreased $290,000 during the 2009 quarter mainly as a result of lower overall market interest rates during the 2009 quarter compared to the 2008 quarter and the corresponding impact on new loan originations and existing adjustable rate loans.  Interest expense decreased $693,000 during the quarter as a result of lower deposit balances and lower market interest rates being reflected in rates paid on certificates of deposit, money market deposit accounts and advances from the Federal Home Loan Bank of Cincinnati, partially offset by a higher volume of borrowings used to replace decreased deposit balances.  Noninterest income increased $72,000, due primarily to $63,000 in gains on sale of mortgage loans.  Noninterest expense increased by $390,000, or 15.5%, mainly due to a $330,000 increase in federal deposit insurance expense that includes an increase in the deposit insurance premium rate schedule, the 5 basis point special assessment, which was assessed on all FDIC insured institutions, and will be collected on September 30, 2009, and the absence of deposit insurance credits in the 2009 quarter that reduced costs for the 2008 quarter.  Other noninterest expenses, excluding deposit insurance expense, increased $60,000 or 2.3% for the 2009 quarter compared to the 2008 quarter.

A provision for loan losses of $165,000 was recorded for the 2009 quarter compared to $61,000 recorded during the 2008 quarter, based on management’s assessment of probable incurred losses in the portfolio.  The increase was mainly due to management’s analysis of economic factors in the Company’s market area and the negative change in those factors from the 2008 quarter to the 2009 quarter.  Non-performing assets to total assets amounted to 1.31% at June 30, 2009 compared to 0.63% at June 30, 2008.

According to Phillip E. Becker, President and Chief Executive Officer, “The increasing ratio of non-performing assets to total assets and the economic environment continue to be a challenge for the Company.  The Company continues to focus on the matters important to maintaining and building shareholder value in this environment, which include underwriting of new credit and timely and careful work with borrowers to maintain credit performance while minimizing losses to the Company.  The Company also continues to focus on discipline in the pricing of loans and deposits and in the management of the noninterest expenses within its control.”

At June 30, 2009, Wayne Savings Bancshares, Inc. reported total assets of $404.1 million, down from total assets of $404.4 million at March 31, 2009.  The modest decrease in assets was primarily due to decreases in loans and investment securities, partially offset by an increase in cash balances.   Deposits were $308.0 million at June 30, 2009, a decrease of $1.5 million, or 0.5% from $309.5 million at March 31, 2009.  The decrease in deposits was primarily due to management’s continuing strategy to not compete aggressively with high rate retail CDs offered by competitors in the Company’s market area.  The Company borrowed funds at a cost lower than retail deposit rates to offset the decrease in deposits.

Stockholders’ equity amounted to $35.0 million, or 8.65% of total assets at June 30, 2009, compared to $34.4 million, or 8.51% of total assets, at March 31, 2009, an increase of $0.6 million, primarily due to the addition of net income and an increase in accumulated other comprehensive income to reflect the increase in the fair value of available for sale securities, partially offset by the payment of dividends.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT PERSON:	H. STEWART FITZ GIBBON III
EXECUTIVE VICE PRESIDENT
CHIEF FINANCIAL OFFICER
(330) 264-5767

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data - unaudited)

	For the Three Months
	ended June 30,

	2009	2008

Quarterly Results

Net Interest Income	$3,248	$2,845
Net Income	$532	$531
Earnings Per Share:
Basic	$0.18	$0.18
Diluted	$0.18	$0.18
Return on Average Assets (Annualized)	0.52%	0.53%
Return on Average Equity (Annualized)	6.13%	6.37%

	June 30,	March 31,
	2009	2009

End of Period Data

Total Assets	$404,079	$404,421
Stockholders' Equity to Total Assets	8.65%	8.51%
Shares Outstanding	3,004,113	3,004,113
Book Value Per Share	$11.64	$11.46

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, except per share data -- unaudited)

	Three Months Ended
	June 30,
	2009	2008

Interest income	$5,142	$5,432
Interest expense	1,894	2,587
Net interest income	3,248	2,845
Provision for loan losses	165	61
Net interest income after provision for loan losses	3,083	2,784
Noninterest income	501	429
Noninterest expense	2,905	2,515
Income before federal income taxes	679	698
Provision for federal income taxes	147	167
Net income	$532	$531

Earnings per share
Basic	$0.18	$0.18
Diluted	$0.18	$0.18

Dividends per share	$0.05	$0.12

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	June 30, 2009	March 31, 2009
	(Unaudited)
ASSETS

Cash and cash equivalents	$11,525	$6,790
Investment securities, net (1)	115,037	118,685
Loans receivable, net	251,562	254,326
Federal Home Loan Bank stock	5,025	5,025
Premises & equipment	7,649	7,553
Foreclosed assets held for sale, net	926	594
Other assets	12,355	11,448
TOTAL ASSETS	$404,079	$404,421

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts	$308,013	$309,534
Other short-term borrowings	10,229	10,154
Federal Home Loan Bank Advances	47,000	46,000
Accrued interest payable and other liabilities	3,874	4,320
TOTAL LIABILITIES	369,116	370,008

Common stock (3,978,731 shares of $.10 par value issued)	398	398
Additional paid-in capital	36,023	36,028
Retained earnings	13,107	12,726
Shares acquired by ESOP	(875)	(899)
Treasury Stock, at cost (974,618 shares at both June 30, 2009 and
March 31, 2009)	(14,530)	(14,530)
Accumulated other comprehensive income	840	690
TOTAL STOCKHOLDERS' EQUITY	34,963	34,413

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$404,079	$404,421
(1) Includes held to maturity classifications.